As filed with the Securities and Exchange Commission on December 12, 2019

Registration No. 333-201141

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CONSTELLIUM SE

(Exact Name of Registrant as Specified in its Charter)

France	98-0777516
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Washington Plaza

40-44, rue Washington

75008 Paris, France

(Address, including Zip code, of Principal Executive Offices)

Constellium SE 2013 Equity Incentive Plan

(Full title of the plan)

Corporation Service Company

80 State Street

Albany, NY 12207-2543

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeremy Leach Senior Vice President and Group General Counsel Constellium SE Washington Plaza 40-44, rue Washington 75008 Paris, France	Karessa L. Cain Elina Tetelbaum Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to the Form S-8 registration statement (File No. 333-201141) filed on December 19, 2014 (the “Registration Statement”) does not reflect any increase in the number of shares issuable pursuant to the Constellium SE 2013 Equity Incentive Plan (as amended, the “Plan”). This Amendment is being filed in accordance with Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Constellium SE (“Constellium SE”), a European company (“Societas Europaea”), as the successor registrant to Constellium N.V. (“Constellium N.V.”), a Dutch public limited liability company (“Naamloze Vennootschap”). Effective on June 28, 2019, Constellium N.V. converted from a Naamloze Vennootschap governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands to a Societas Europaea governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands (the “Conversion”). The Conversion was part of the previously disclosed transaction to transfer the corporate seat/registered office and headquarters to Paris, France (the “Transfer”). Following the approval of Constellium SE’s shareholders on November 25, 2019 (“EGM Approval”), the Transfer became effective on December 12, 2019 upon the effectiveness of the registration of Constellium SE with the French Commercial Court and pursuant to French law (the “French Registration”). Following the EGM approval, Constellium SE also executed a deed of amendment amending its articles of association to conform with French law (as so amended, the “Articles of Association”), which also became effective on December 12, 2019, upon the French Registration. Constellium SE expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, (i) as of any time prior to the Conversion, references to the “Registrant,” “Constellium” and similar terms mean Constellium N.V. and its consolidated subsidiaries and, as of any time after the Conversion, mean Constellium SE and its consolidated subsidiaries; (ii) as of any time prior to the Conversion, references to “shareholders” mean the holders of any Class A ordinary shares, par value €0.02 per ordinary share, of Constellium N.V., as of any time after the Conversion (but before the Transfer), mean the holders of any Class A ordinary shares, par value €0.02 per ordinary share, of Constellium SE with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands; and (iii) as of any time after the Transfer, references to “shareholders” mean the holders of any ordinary shares, par value €0.02 per ordinary share, of Constellium SE with its corporate seat/registered office and headquarters in Paris, France.

In connection with the Conversion, Constellium SE has amended the Plan with Amendment No. 3 to the Plan, which is filed as an exhibit to this Amendment and is hereby incorporated by reference into this Amendment. The rights of holders of Constellium SE’s ordinary shares are now governed by its Articles of Association, which is filed as an exhibit to this Amendment and is hereby incorporated by reference into this Amendment.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement, as is defined by this Amendment, as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Act and the Exchange Act are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2018, filed on March 11, 2019;

(b)

all other reports filed or furnished by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2018 (except for (i)  Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1 to the Form 6-K furnished to the SEC on February 21, 2019; (ii) Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1 to the Form 6-K furnished to the SEC on May 31, 2019; (iii) Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1 to the first Form 6-K furnished to the Commission on July 25, 2019; (iv) Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1 to the Form 6-K furnished to the Commission on October 24, 2019; and (v) any information from the Registrant’s website);

(c)	the description of the ordinary shares, set forth in the Registrant’s Amendment No. 3 to its Registration Statement on Form 8-A filed on December 12, 2019 and as amended from time to time;

(d)	the Registrant’s registration statement on Form S-8 (File No. 333-191905) filed on October 25, 2013 and as amended by Post-Effective Amendment No. 1 thereto on June 28, 2019;

(e)	the Registrant’s registration statement on Form S-8 (File No. 333-201141) filed on December 19, 2014 and as amended by Post-Effective Amendment No. 1 thereto on June 28, 2019; and

(f)	the Registrant’s registration statement on Form S-8 (File No. 333-225926) filed on June 27, 2018 and as amended by Post-Effective Amendment No. 1 thereto on June 28, 2019.

All documents filed by Constellium SE with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the ordinary shares will be passed upon for us by Shearman & Sterling LLP.

Item 6. Indemnification of Directors and Officers.

Following the Transfer, the Proposed Articles of Association will provide that the members and former members of the Board of Directors (the “Board”) shall be reimbursed for:

a)

reasonable cost of conducting a defense against claims, including claims by Constellium SE (other than such claims for which such members or former members of the Board have been declared responsible for by a final court decision), based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at Constellium SE’s request; and

b)	any damages payable by them as a result of an act or failure to act in the exercise of their duties or any other duties currently or previously performed by them at Constellium SE’s request.

There shall be no entitlement to indemnity:

a)	if and to the extent the laws of France would not permit such indemnification;

b)

if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the current or former member of the Board may be characterized as willful (faute intentionnelle), intentionally reckless (faute lourde) or falling outside the exercise of its duties (faute détachable); or

c)	if and to the extent the costs, damages or fines payable by the current or former member of the Board are covered by any liability insurance and the insurer has paid out the costs, damages or fines.

Except if the claim is instituted by the Company itself, the relevant current or former member of the Board shall follow the Company’s instructions relating to the manner of his or her defense and consult with the Company in advance about the manner of such defense. The person concerned shall not: (i) acknowledge any personal liability, (ii) waive any defense, or (iii) agree on a settlement, without the Company’s prior written consent. The Company may take out liability insurance for the benefit of current or former members of the Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Amendment to the Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Document

3.1	Articles of Association of Constellium SE, a European Company registered in France (incorporated by reference to Exhibit 3.1 of Constellium SE’s Form 6-K filed on December 12, 2019)

5.1*	Opinion of Shearman & Sterling LLP, French counsel to Constellium SE, as to the validity of the ordinary shares

10.1	Constellium N.V. 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.13 to the Constellium N.V. Form F-1 Registration Statement (Registration No. 333-191863) filed on October 23, 2013)

10.2	Amendment to the Constellium N.V. 2013 Equity Incentive Plan, effective as of June 27, 2018 (incorporated herein by reference to Exhibit 99.2 to Constellium N.V.’s Registration Statement on Form S-8 (Registration No. 333-191863) filed on June 27, 2018)

10.3	Amendment No. 2 to the Constellium N.V. 2013 Equity Incentive Plan, effective as of June 28, 2019 (incorporated by reference to Exhibit 10.1 of Constellium SE’s Form 6-K filed on June 28, 2019)

10.4	Amendment No. 3 to the Constellium SE 2013 Equity Incentive Plan, effective as of December 12, 2019 (incorporated by reference to Exhibit 10.1 of Constellium SE’s Form 6-K filed on December 12, 2019)

23.1*	Consent of PricewaterhouseCoopers Audit, Independent Registered Public Accounting Firm

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Auditors

23.3*	Consent of Shearman & Sterling LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney for Richard B. Evans, Guy Maugis, Philippe Guillemot, Werner P. Paschke, Michiel Brandjes, Peter F. Hartman, John Ormerod, Lori A. Walker (included on the signature page of Constellium N.V.’s Form S-8 registration statement (File No. 333-201141) filed on June 27, 2018)

24.2	Power of Attorney for Martha Brooks and Stéphanie Frachet (incorporated by reference to Exhibit 24.2 of Amendment No. 1 to Constellium SE’s Form S-8 registration statement (File No. 333-201141) filed on June 28, 2019)

99.1	Transfer of Corporate Seat Proposal of Constellium SE, as filed with the Dutch Trade Register on June 28, 2019 (incorporated by reference to Exhibit 99.2 of Amendment No. 1 to Constellium SE’s Registration Statement on Form F-4 (Registration No. 333-231906) filed on October 21, 2019)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on December 12, 2019.

CONSTELLIUM SE

By:	/s/ Jean-Marc Germain
Name: Jean-Marc Germain
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Jean-Marc Germain Jean-Marc Germain	Chief Executive Officer and Executive Director (Principal Executive Officer)	December 12, 2019

/s/ Peter R. Matt Peter R. Matt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 12, 2019

* Richard B. Evans	Chairman	December 12, 2019

* Guy Maugis	Director	December 12, 2019

* Philippe Guillemot	Director	December 12, 2019

* Werner P. Paschke	Director	December 12, 2019

* Michiel Brandjes	Director	December 12, 2019

* Peter F. Hartman	Director	December 12, 2019

* John Ormerod	Director	December 12, 2019

* Lori A. Walker	Director	December 12, 2019

* Martha Brooks	Director	December 12, 2019

* Stéphanie Frachet	Director	December 12, 2019

*By:	/s/ Jeremy Leach
Jeremy Leach
Attorney-in-Fact

[Signature Page to Form S-8/A (Reg. No. 333-201141)]

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has caused the amendment to this Amendment to the Registration Statement to be signed solely in the capacity as the duly authorized representative of Constellium SE in the United States on December 12, 2019.

Constellium US Holdings I, LLC

By:	/s/ Rina Teran
Name: Rina Teran
Title: Vice President & Secretary

[Signature Page to Form S-8/A (Reg. No. 333-201141)]